Exhibit (d)(i)(B)

Schedule A

to the Investment Advisory Agreement

between Direxion Insurance Trust and Rafferty Asset Management, LLC

Pursuant to section 1 of the Investment Advisory Agreement (the “Agreement”) between Direxion Insurance Trust (the “Trust”) and Rafferty Asset Management, LLC (“Rafferty”), the Trust hereby appoints Rafferty to manage the investment and reinvestment of the Funds of the Trust listed below. As compensation for such services, the Trust shall pay to Rafferty pursuant to section 7 of the Agreement a fee, computed daily and paid monthly, at the following annual rates as percentages of each Fund’s average daily net assets:

Funds of the Trust	Advisory Fee as a % of Average Daily Net Assets Under Management
Dynamic VP HY Bond Fund	0.75%
Direxion VP Indexed Commodity Strategy Fund	0.85%
Direxion VP Indexed Managed Futures Strategy Fund	0.95%
Direxion VP Long/Short Global Currency Fund	0.95%
Direxion Zacks VP MLP High Income Fund	0.60%
Direxion VP Monthly S&P 500® Bear 2X Fund	0.75%
Direxion VP Indexed Synthetic Convertible Strategy Fund	0.75%
Direxion VP Indexed Synthetic Convertible Strategy Bear Fund	0.75%

Dated: April 28, 2004, as last amended on February 6, 2014

A-1